Exhibit 10.55

February 6, 2007

Mr. Robert Power

Vice President, Regulatory Matters

Mobile Satellite Ventures (Canada) Inc.

1601 Telesat Court

Ottawa, ON

K1B 5P4

Dear Bob:

This letter agreement (“Agreement”) confirms our agreement relating to the use of the MSV-1 satellite, licensed by the Federal Communications Commission (“FCC”) to Mobile Satellite Ventures Subsidiary LLC (“MSV”), and the MSV-2 satellite, licensed by Industry Canada to Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”), as in-orbit spare satellites. MSV and MSV Canada (collectively, the “Parties”) desire to operate their respective satellites in conjunction with one another to provide hybrid satellite/terrestrial service to users throughout North America. To the extent one of these satellites should suffer a launch or in-orbit failure, the Parties desire to use the surviving satellite to continue service to customers. Now, therefore, in consideration of the promises and the mutual representations, undertakings and agreements hereinafter set forth, the Parties hereby agree as follows:

1. Failure of MSV-1 Satellite. To the extent that the MSV-1 satellite should suffer a launch or in-orbit failure, whether partial or complete, MSV Canada hereby agrees to make available to MSV sufficient capacity on the MSV-2 satellite, to the extent necessary to provide continuing service to the customers of the Parties. MSV Canada will ensure that sufficient satellite capacity remains available on MSV-2 satellite at all times to allow for all satellite traffic formerly handled by MSV-1 satellite to be transitioned to MSV-2 satellite as contemplated herein.

2. Failure of MSV-2 Satellite. To the extent that the MSV-2 satellite should suffer a launch or in-orbit failure, whether partial or complete, MSV hereby agrees to make available to MSV Canada sufficient capacity on MSV-1 satellite to the extent necessary to provide continuing service to the customers of the Parties. MSV will ensure that sufficient satellite capacity remains available on MSV-1 satellite at all times to allow for all satellite traffic formerly handled by MSV-2 satellite to be transitioned to MSV-1 satellite as contemplated herein.

3. Use of L band Frequencies. Nothing in this Agreement shall be construed to alter the agreement between MSV and MSV Canada set forth in the letter dated October 16, 2003 (attached hereto as Exhibit A) pertaining to the use of spectrum coordinated by either Canada or the United States for use on a satellite that has been licensed by one of these Administrations.

4. Mexico City Memorandum of Understanding. Further, it is the mutual understanding of the Parties that:

(a) This Agreement is consistent with paragraph 14 of the Mexico City Memorandum of Understanding, signed June 18, 1996,1 which states:

“Backup arrangements between two or more operators consequential to in-orbit failure are permitted with the understanding that such an arrangement shall not impose additional restrictions to other satellite networks operating within the current operating agreement established in accordance with this MOU.”

(b) This arrangement is consistent with paragraph 8(e) of the Mexico City Memorandum of Understanding, which reads, in part:

“Also, if two or more operators (sic) agree to exchange spectrum, these operators should (sic) develop an arrangement among themselves. … Such use is subject to agreement among the operators of the networks concerned.”

5. Compliance With the Laws of the Party’s Respective Licensing Administrations. The Parties understand and accept that nothing in this Agreement shall be construed to require the Parties to take any action or inaction that would violate the laws, regulations, policies, and licensing conditions of their respective Licensing Administrations (Canada in the case of MSV Canada, and the United States in the case of MSV), including those of Industry Canada (in the case of MSV Canada) and the Federal Communications Commission (in the case of MSV).

6. Representations and Warranties of MSV. MSV represents and warrants to MSV Canada as follows:

(a) MSV has all requisite legal power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement, and the performance by MSV of its obligations hereunder, have been duly authorized by all necessary legal action on the part of MSV.

(c) The execution, delivery and performance by MSV of this Agreement will not conflict with, or result in a breach or violation of, any provision of any organizational or governance documents of MSV.

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Memorandum of Understanding for the Intersystem Coordination of Certain Geostationary Mobile Satellite Systems Operating in the Bands 1525-1544/1545-1559 MHz and 1626.5-1645.5/1646.5-1660.5 MHz, Mexico City, Mexico, 18 June 1996.

7. Representations and Warranties of MSV Canada. MSV Canada represents and warrants to MSV as follows:

(a) MSV Canada has all requisite legal power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement, and the performance by MSV Canada of its obligations hereunder, have been duly authorized by all necessary legal action on the part of MSV Canada.

(c) The execution, delivery and performance by MSV Canada of this Agreement will not conflict with, or result in a breach or violation of, any provision of any organizational or governance documents of MSV Canada.

8. Term and Termination

(a) This Agreement shall commence on the Effective Date, and shall continue in full force and effect until such time as each of the MSV-1 satellite and the MSV-2 satellite is no longer capable of providing commercial service.

(b) Either party shall be entitled to terminate this Agreement:

(i) forthwith if the other party files a petition for protection under the U.S. Bankruptcy Code (11 U.S.C.) or makes an assignment for the benefit of creditors or is named as the debtor in an involuntary bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days; or

(ii) forthwith if the other party is adjudicated to be insolvent or makes an assignment for the benefit of creditors or in bankruptcy, or is declared bankrupt, or takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors or is named as the debtor in an involuntary bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days;

9. Miscellaneous.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the

United States of America, in each case having jurisdiction over the County of New York, for any litigation arising out of or relating to this Agreement, and the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated by this Lease in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

(c) This Agreement shall bind and inure to the benefit of MSV, MSV Canada, and their respective successors and assigns. Neither Party shall assign or transfer this Agreement, or any or all of its rights or obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(d) This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) In the event of such a failure as set forth in Section 1 or 2 hereof, the Parties agree to cooperate in good faith and take all actions necessary to promptly transfer the customer traffic to the other satellite as contemplated herein.

(f) This Agreement is solely with respect to the matters explicitly contained herein, and does not supersede, amend or modify any prior agreements or understandings between the Parties with respect to any matter other than the subject matter hereof.

(g) If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Agreement to the extent permitted by law will remain in full force and effect provided that the intent and purpose of the Parties are not frustrated thereby. In the event of any such determination, the Parties agree to attempt to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the Parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Please acknowledge your acceptance of the foregoing by executing the countersignature below.

Sincerely,

MOBILE SATELLITE VENTURES SUBSIDIARY LLC

By:	/s/ Jennifer A. Manner
Name:	Jennifer A. Manner
Title:	Vice President, Regulatory Affairs

ACCEPTED AND AGREED AS OF THIS 7 DAY OF FEBRUARY, 2007

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Robert Power
Name:	Robert Power
Title:	Vice President, Regulatory Matters

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